UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 1, 2010

Validus Holdings, Ltd.
__________________________________________
(Exact name of registrant as specified in its charter)

Bermuda	001-33606	98-0501001
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

29 Richmond Road, Pembroke, Bermuda		HM08
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(441) 278-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 1, 2010, Validus Holdings, Ltd. (the "Company") appointed Jonathan P. Ritz to serve as Executive Vice President, Business Operations of the Company. Mr. Ritz will report to the Company’s Chief Executive Officer. Mr. Ritz has over 20 years of experience in the (re)insurance and brokerage industries. Most recently, Mr. Ritz served as chief operating officer of IFG Companies – Burlington Insurance Group. Prior to IFG, Mr. Ritz served as chief operating officer of the specialty lines division of ICAT Holdings LLC. From 2007 to 2008, Mr. Ritz was a managing director at Guy Carpenter and from 1997 to 2007 he held various positions with United America Insurance Group including chief operating officer and senior vice president of ceded reinsurance.

On September 1, 2010, the Company entered into an employment agreement with Mr. Ritz. During Mr. Ritz’s term of the employment, he will receive a base salary of US$375,000, and he will be eligible for a discretionary annual bonus with a target equal to 100% of his base salary. Mr. Ritz has received a sign-on bonus of US$150,000 and a grant of 9,900 shares of restricted stock of the Company that will cliff vest on the fourth anniversary of the grant date. He will also be eligible to participate in other employee benefit programs as are in effect for similarly situated executives from time to time.

Mr. Ritz’s term of employment will continue until the date of termination which is the first to occur of the following: (a) the 12-month anniversary of the Company providing notice of termination without cause to Mr. Ritz; (b) immediately upon the Company providing notice of termination for cause to Mr. Ritz; (c) the 12-month anniversary of Mr. Ritz providing notice of termination to the Company with or without good reason; and (d) the fifth day following the Company providing notice of termination to Mr. Ritz as a result of Mr. Ritz’s permanent disability; or (e) the date of Mr. Ritz’s death.

The employment agreement provides that if it is terminated as a result of Mr. Ritz’s resignation or leaving of his employment, other than for good reason, he shall continue to: (a) receive base salary and benefits through the date of termination; and (b) receive reimbursement for all reimbursable expenses incurred by him prior to the date of termination. No shares of restricted stock or stock options granted to Mr. Ritz will vest on or following the date he provides notice of termination without good reason.

The employment agreement further provides that in the event of termination of Mr. Ritz’s employment by Mr. Ritz for good reason, by the Company with or without cause, as a result of Mr. Ritz’s permanent disability or upon his death, Mr. Ritz (or his estate, in the case of death) shall continue to: (a) receive base salary and benefits (i) in the case of termination by Mr. Ritz for good reason or by the Company with or without cause, through the Date of Termination, and (ii) in the case of termination due to Mr. Ritz’s permanent disability or death, through the six-month anniversary of the date of termination; (b) vest in any shares of restricted stock of the Company and any Company stock options granted to Mr. Ritz through the date of termination; and (c) receive reimbursement for all reimbursable expenses incurred by Mr. Ritz prior to the date of termination.

Mr. Ritz has also agreed to confidentiality, non-competition and non-solicitation provisions set forth in the employment agreement, and the employment agreement provides for indemnification of Mr. Ritz by the Company to the maximum extent permitted by applicable law and its charter documents and requires the Company to maintain directors’ and officers’ liability coverage.

A copy of the employment agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1 Employment Agreement dated as of September 1, 2010 between Validus Holdings, Ltd. and Jonathan P. Ritz.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Validus Holdings, Ltd.

September 8, 2010	By:	/s/ Robert F. Kuzloski

Name: Robert F. Kuzloski
Title: Executive Vice President and Chief Corporate Legal Officer

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Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement dated as of September 1, 2010 between Validus Holdings, Ltd. and Jonathan P. Ritz.